UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

ECOLAB INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

[Form of email to be sent to certain investors]

Dear xxxxx shareholder:

This year, as in the past, you will have the opportunity to vote on a number of proposals laid out in the Ecolab proxy materials.  Most are familiar and somewhat routine.

Because you are a significant Ecolab shareholder, we wanted to give you a fuller explanation and additional perspective for one particular proposal that relates to proxy access.  This shareholder proposal would allow an unlimited number of shareholders to aggregate for purposes of accessing the proxy.

Ecolab’s board of directors believes strongly that it is in the best interests of the shareholders to vote against the shareholder proxy access proposal for two reasons.  First, we believe this proposal is counter to the interests of those who have taken a significant position in our stock, by enabling an unlimited number of small shareholders to form groups to drive a particular agenda.  Second, we believe we already have a reasonable and balanced proxy access bylaw.

At our December 2015 meeting, the Ecolab Board adopted a proxy access bylaw that is consistent with market standards.  This bylaw was responsive to the views and policies of many of our shareholders and creates a robust proxy access right.

Our proxy access bylaw gives any shareholder or group of up to 20 shareholders holding at least 3% of our shares for at least 3 years the right to include in our proxy statement candidates for election to the board, comprising up to 20% of our Board with a minimum of two candidates, whichever is greater.

Because proxy access is now an established right of the shareholders, we recommend that shareholders vote against Item 5.

If you have questions on anything in our proxy statement, we would be happy to talk with you during the next two weeks.  Please let me know if you’d like to set up a call.

Regards, [x]